Exhibit 99.1

Pulmatrix Announces Changes to Board of Directors

LEXINGTON, Mass., June 26, 2020 / PRNewswire/ – Pulmatrix, Inc. (NASDAQ: PULM), a clinical stage biopharmaceutical company developing innovative inhaled therapies to serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology, announced upcoming changes to its Board of Directors.

●	Chris Cabell, M.D. is appointed to the Pulmatrix Board of Directors effective June 23, 2020
●	Steven Gillis, Ph.D. has resigned from the Pulmatrix Board of Directors effective September 1, 2020

“First, I want to thank Steve for almost eleven years of strategic guidance as a Director. All of us at Pulmatrix deeply appreciate Steve and everything he has done to help Pulmatrix advance its mission to commercialize transformational medicines for patients,” said Ted Raad, Chief Executive Officer of Pulmatrix. Ted Raad continued, “With a diverse product pipeline entering various stages of global clinical development, I am pleased to announce the appointment of Dr. Chris Cabell to the Board of Directors. Dr. Cabell’s extensive research and development experience will be a resource for strategic guidance as we look to advance multiple clinical programs in the future.”

Dr. Chris Cabell is the Executive Vice President, Head of Research and Development, and Chief Medical Officer at Arena Pharmaceuticals. Prior to joining Arena, Dr. Cabell spent 10 years at Quintiles Inc and QuintilesIMS in a variety of management positions including Chief Medical and Scientific Officer, Global Head of Medical and Project Management, and Global Head of Business Development. Prior to joining Quintiles, Dr. Cabell was on faculty at Duke University School of Medicine in the Division of Cardiology. Dr. Cabell is a Fellow of the American College of Cardiology and has over 100 peer reviewed publications including in the New England Journal of Medicine, JAMA, and Annals of Internal Medicine. Board certified in both internal medicine and cardiovascular diseases, Dr. Cabell is a honors graduate of Pennsylvania State University and Duke University, earning both his Medical Degree and a Masters in Health Sciences from the latter.

Dr. Cabell said, “I believe that the products in the Pulmatrix pipeline have the potential to address significant unmet needs for patients with respiratory and other diseases. I look forward to working with the Board of Directors and management to help advance this important pipeline of products.”

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is initially focused on advancing treatments for serious lung diseases, including Pulmazole, an inhaled anti-fungal for patients with allergic bronchopulmonary aspergillosis (“ABPA”), and PUR1800, a narrow spectrum kinase inhibitor in lung cancer. Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact, and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its annual report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2020 as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact

Timothy McCarthy, CFA

212.915.2564

tim@lifesciadvisors.com